Exhibit 99.1

Gentherm Reports 2019 Fourth Quarter and Full Year Results

Increased Operating Income by 16% in 2019

Secured $1.5 Billion in Automotive Awards in 2019, including a Record Level in Q4

2020 Guidance Established

NORTHVILLE, Michigan, February 19, 2020 /Global Newswire/ -- Gentherm (NASDAQ:THRM), a global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Highlights

•

Product revenues of $230.4 million decreased 10.0% from $256.0 million in the 2018 fourth quarter. Excluding the impact of foreign currency translation and divested assets, product revenues declined 2.9% year over year

•	Automotive revenues, excluding the impact of foreign currency translation, decreased 4.6% year over year
•	GAAP diluted earnings per share was $0.32 as compared with earnings per share of $0.36 for the prior-year period
•

Adjusted diluted earnings per share, excluding impairments and net loss on divestures, restructuring expenses, and unrealized currency loss (see table herein), was $0.65.  Adjusted diluted earnings per share in the prior-year period was $0.50

•	Secured record quarterly automotive new business awards totaling approximately $560 million

Full Year Highlights

•	Product revenues of $971.7 million decreased 7.3% from $1,048.5 million in 2018. Excluding the impact of foreign currency translation and divested assets, product revenues declined 1.1% year over year
•	Automotive revenues, excluding the impact of foreign currency translation, decreased 1.9% year over year
•	GAAP diluted earnings per share was $1.13 as compared with $1.16 for the prior-year period
•

Adjusted diluted earnings per share, excluding impairments and net loss on divestures, restructuring expenses, and unrealized currency gain (see table herein), was $2.34.  Adjusted diluted earnings per share in the prior-year period was $2.12

•	Secured automotive new business awards totaling $1.5 billion
•	Repurchased $63 million of the Company’s stock

“We delivered strong financial results despite macroeconomic and automotive industry challenges and consistently outperformed light vehicle production in our key markets. In Automotive, we secured $1.5 billion of new awards from automakers around the world in 2019. In Medical, we delivered double-digit revenue growth as a result of strong demand for Blanketrol®, UV Treo and the addition of Stihler products,” said Phil Eyler, Gentherm’s President and Chief Executive Officer. “Additionally, we made significant progress in improving profitability through the ‘Fit-for-Growth’ program. In 2019, we increased our gross margin rate by 60 basis points and achieved a 130-basis point improvement in our Adjusted EBITDA margin rate. While we expect continued industry headwinds in 2020, the momentum in new awards, along with expanding demand for our new technologies and our continued focus on productivity, position us well to deliver significant long-term shareholder value.”

2019 Fourth Quarter Financial Review

Product revenues for the fourth quarter of 2019 decreased $25.6 million, or 10.0%, as compared with the prior-year period. Excluding the impact of foreign currency translation and divested assets, product revenues declined 2.9% year over year. Excluding the impact from the strike at General Motors, foreign currency translation and divested assets, product revenues increased 1.0% year over year.

Automotive revenues declined 5.8% year over year. Revenue increases in Other Automotive, Battery Thermal Management (BTM) and Automotive Cables were more than offset by revenue declines in all other product categories. Adjusting for foreign currency translation, organic Automotive revenues decreased 4.6% year over year. Excluding the impact from the strike at General Motors and foreign currency translation, automotive revenues declined 0.5% year over year. According to IHS Markit's mid-February forecast for the fourth quarter of 2019, actual light vehicle production declined by 4.4% compared to the fourth quarter of 2018.

The 53.8% revenue decline in the Industrial segment resulted from the absence of revenue in this year’s fourth quarter from the divested Cincinnati Sub-Zero (CSZ) industrial chamber and Global Power Technologies (GPT) businesses. Gentherm Medical revenue increased 53.6% year over year, primarily as a result of strength in both new and existing products, as well as a shift in timing of equipment orders from the third quarter to the fourth quarter.

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate increased to 28.5% in the current-year period, an 80-basis point improvement over the prior-year period, primarily as a result of higher labor productivity, supplier cost reductions and Fit-for-Growth cost reduction initiatives. These were partially offset by annual customer price reductions, decreased volume and wage inflation.

Net research and development expenses of $15.5 million in the 2019 fourth quarter decreased $1.0 million, or 6.2%. R&D expenses declined year over year, as a direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives.

Selling, general and administrative expenses of $27.0 million in the 2019 fourth quarter decreased $4.6 million, or 14.6%, versus the prior-year period. The year-over-year decline was primarily driven by the Industrial businesses and the impact of the Fit-for-Growth cost reduction initiatives, partially offset by higher incentive compensation.

During the quarter, the Company recognized $1.1 million in restructuring expenses which resulted from actions associated with Fit-for-Growth initiatives, including its restructuring plan to improve manufacturing productivity. The Company has identified a total of $74 million of savings, essentially meeting its annualized target of $75 million by 2021. Total implemented actions to date are expected to deliver annualized savings of approximately $44 million.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $34.4 million in the 2019 fourth quarter compared with $34.5 million in the prior-year period, a decrease of $0.1 million or 0.4%.

Income tax expense in the 2019 fourth quarter was $2.4 million, as compared with $6.4 million in the prior-year period. Adjusting for the $5.9 million non-deductible impairment loss associated with GPT, the effective tax rate for the quarter was 13.0%. This rate differed from the Federal statutory rate of 21%, primarily due to one-time benefits from certain transactions which disproportionately benefited lower tax rate jurisdictions.

GAAP diluted earnings per share for the fourth quarter of 2019 was $0.32 compared with earnings per share of $0.36 for the prior-year period.  excluding impairments and net loss on divestures, restructuring expenses, and unrealized currency loss (see table herein), was $0.65.  Adjusted diluted earnings per share in the prior-year period was $0.50.

Full Year Revenue and Earnings Per Share Discussion

For full-year 2019, the Company reported product revenues of $971.7 million, a 7.3% decrease over the prior year. Excluding the impact of foreign currency translation and divested assets, the year-over-year decline was 1.1%.  Excluding the impact from the strike at General Motors, foreign currency translation and divested assets, product revenues was essentially flat year over year.

In the Automotive segment, 2019 full-year revenues were $920.2 million, a 3.9% decrease compared to the prior year. Revenue increases in BTM and Other Automotive were more than offset by revenue declines in all other product categories. Adjusting for foreign currency translation, organic Automotive revenues decreased 1.9% year over year. Excluding the impact from the strike at General Motors and foreign currency translation, automotive revenues declined 0.6% year over year. According to IHS Markit's mid-February forecast for full-year 2019, actual light vehicle production declined by 5.6% compared to of 2018.

The Company’s Industrial Segment revenues were $51.5 million, a 43.3% decrease compared to the prior year. The year over year reduction was due to the divestitures of the CSZ industrial chambers and GPT businesses during 2019, partially offset by a 22.4% increase in Gentherm Medical revenue.

Gross margin rate increased to 29.7% in 2019, a 60-basis point improvement over 2018, primarily as a result of higher labor productivity, supplier cost reductions and Fit-for-Growth cost reduction initiatives. These were partially offset by annual customer price reductions, decreased volume and wage inflation.

Net research and development expenses of $72.5 million in 2019 decreased 9.3%. R&D expenses improved year over year, as a direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives.

Selling, general and administrative expenses of $118.7 million in 2019 decreased $18.7 million, or 13.6%, versus the prior-year period. The year-over-year improvement was primarily driven by the divestiture of the Industrial businesses and the impact of the Fit-for-Growth cost reduction initiatives.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $142.5 million in 2019 compared with $140.2 million in the prior year, an increase of $2.2 million or 1.6%.

GAAP diluted earnings per share was $1.13, as compared with $1.16 for the prior year.  Adjusted diluted earnings per share, excluding impairments and net loss on divestures, restructuring expenses, and unrealized currency gain (see table herein), was $2.34.  Adjusted diluted earnings per share in the prior-year period was $2.12.

Guidance

The Company is providing the following guidance for full-year 2020, excluding divested assets:

•	Product revenues are expected to change between down 1% and up 3%, excluding the impact of foreign currency, with year-over-year growth gradually increasing as the year progresses
•	Gross margin rate between 29% and 30%
•	Adjusted operating expenses between 18% and 19% of product revenues
•	Adjusted EBITDA between 15% and 16% of product revenues
•	Full-year effective tax rate between 27% and 29%
•	Capital expenditures between $40 and $50 million

The Company plans to provide an updated longer-term outlook at an Investor event being planned for June 2020 around the North American International Auto Show in Detroit.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13698373.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 2 hours after the call until 11:59 PM Eastern Time on March 4, 2020. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13698373.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has 12,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that: declines in automobile production may have an adverse impact; sales may not increase and the projected future sales volumes on which the Company manages its business may be inaccurate; new or improved competing products may be developed by competitors with greater resources; customer preferences may shift, including due to the evolving use of automobiles and technology; the Company may lose suppliers or customers; market acceptance of the Company’s existing or new products may decrease; currency exchange rates may change unfavorably; pricing pressures from customers may increase; the macroeconomic environment may present adverse conditions; new products may not be feasible; additional financing may not be available, if needed; work stoppages impacting the Company, its suppliers or customers, due to labor matters, civil or political unrest, infectious diseases and epidemics or other reasons, could harm the Company’s operations; free trade agreements may be altered or additional tariffs may be implemented; customers may not accept pass-through of tariff costs; the Company may be unable to protect its intellectual property in certain jurisdictions; there may be manufacturing or design defects or other quality issues with the Company’s products; the Company may be unable to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings; the Company’s business may be harmed by security breaches and other disruptions to its IT systems; the Company may be unable to repurchase its shares of common stock at favorable prices or at all; the Company may not be able to comply with restrictions under the Company’s debt agreements; the Company may be unable to comply with or may incur increased costs associated with complying with domestic and international regulations, which could change in an unfavorable manner; and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations,  acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018(1)	2019	2018(1)
Product revenues	$230,381	$256,015	$971,684	$1,048,505
Cost of sales	164,759	185,195	683,349	743,647
Gross margin	65,622	70,820	288,335	304,858
Operating expenses:
Net research and development expenses	15,486	16,518	72,476	79,900
Selling, general and administrative expenses	26,997	31,595	118,680	137,398
Restructuring expenses	1,110	1,874	12,919	14,772
Total operating expenses	43,593	49,987	204,075	232,070
Operating income	22,029	20,833	84,260	72,788
Interest expense, net	(1,007)	(1,281)	(4,763)	(4,942)
Foreign currency (loss) gain	(1,156)	(99)	2,326	622
Asset impairments and net loss on divestitures	(6,557)	—	(22,793)	(11,476)
Other (loss) income	(424)	(411)	121	1,127
Earnings before income tax	12,885	19,042	59,151	58,119
Income tax expense	2,431	6,413	21,645	16,220
Net income	$10,454	$12,629	$37,506	$41,899
Basic earnings per share	$0.32	$0.37	$1.13	$1.17
Diluted earnings per share	$0.32	$0.36	$1.13	$1.16
Weighted average number of shares – basic	32,638	34,551	33,120	35,921
Weighted average number of shares – diluted	32,812	34,743	33,298	36,177

(1)	Certain reclassifications of prior year’s amounts have been made to conform with the current year’s presentation

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018(1)	% Diff.	2019	2018(1)	% Diff.
Climate Control Seat (CCS)	$88,431	$97,754	(9.5)%	$359,355	$373,945	(3.9)%
Seat Heaters	65,596	70,173	(6.5)%	284,174	305,337	(6.9)%
Automotive Cables	21,715	21,460	1.2%	88,031	98,931	(11.0)%
Steering Wheel Heaters	15,806	16,653	(5.1)%	65,426	69,845	(6.3)%
Electronics	11,507	12,374	(7.0)%	47,542	56,783	(16.3)%
Battery Thermal Management (BTM)	9,967	9,609	3.7%	41,498	28,472	45.8%
Other Automotive	6,903	5,381	28.3%	34,199	24,511	39.5%
Subtotal Automotive	$219,925	$233,404	(5.8)%	$920,225	$957,824	(3.9)%
Medical	10,456	6,808	53.6%	36,860	30,108	22.4%
Remote Power Generation (GPT)	—	5,210	(100.0)%	11,181	19,520	(42.7)%
Industrial Chambers	—	10,593	(100.0)%	3,418	41,053	(91.7)%
Subtotal Industrial	$10,456	$22,611	(53.8)%	$51,459	$90,681	(43.3)%
Total Company	$230,381	$256,015	(10.0)%	$971,684	$1,048,505	(7.3)%

Total Core Businesses (Automotive and Medical)	230,381	240,212	(4.1)%	957,085	987,932	(3.1)%

(1)	Certain reclassifications of prior year’s amounts have been made to conform with the current year’s presentation

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$10,454	$12,629	$37,506	$41,899
Add Back:
Income tax expense	2,431	6,413	21,645	16,220
Interest expense, net	1,007	1,281	4,763	4,942
Depreciation and amortization	10,694	11,845	43,742	50,350
Adjustments:
Restructuring expenses	1,110	1,874	12,919	14,772
Asset impairments and net loss on divestitures	6,557	—	22,793	11,476
Acquisition transaction expenses	(75)	—	324	—
Unrealized currency loss (gain)	2,217	488	(2,270)	589
CFO transition expense	—	—	1,065	—
Adjusted EBITDA	$34,395	$34,530	$142,487	$140,248

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding Adjusted EBITDA, Adjusted earnings per share or Adjusted EPS, and adjusted operating expenses (as a percentage of revenue), each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings per share on a diluted basis, adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines adjusted operating expenses (as a percentage of revenue) as operating expenses adjusted by restructuring expense and other matters that the Company believes is not reflective of its ongoing capital expenditures and related tax effects. The Company’s reconciliation of net income to Adjusted EBITDA is provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated February 19, 2020 and also is included in the presentation entitled “Q4 2019 Gentherm Incorporated Earnings Conference Presentation,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Adjusted EBITDA, Adjusted EPS and adjusted operating expenses (as a percentage of revenue) as supplemental measures of its operating performance. Management provides these non-GAAP measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Other companies in our industry may calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release may include estimates of future performance. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods and therefore the Company has not provided a reconciliation for such forward-looking non-GAAP measures.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,		Future Full Year Periods (estimated)
	2019	2018	2019	2018	2020	2021	2022	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$(75)	$—	$324	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	1,909	2,528	7,587	10,363	6,486	5,927	5,510	20,598
Technology amortization	493	968	1,967	2,984	1,781	1,773	1,715	947
Inventory fair value adjustment	149	30	453	118	440	—	—	—
Other effects
Restructuring expenses	1,110	1,874	12,919	14,772	—	—	—	—
Asset impairments and net loss on divestitures	6,557	—	22,793	11,476	—	—	—	—
Unrealized currency loss (gain)	2,217	488	(2,270)	589	—	—	—	—
CFO Transition	—	—	1,065	—	—	—	—	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$12,360	$5,888	$44,838	$40,302	$8,707	$7,700	$7,225	$21,545
Tax effect of above	$(1,627)	$(1,112)	$(4,591)	$(5,462)	$(2,240)	$(1,968)	$(1,846)	$(5,816)
Net income effect	$10,733	$4,776	$40,247	$34,840	$6,467	$5,732	$5,379	$15,729

Earnings per share - difference
Basic	$0.33	$0.14	$1.22	$0.97
Diluted	$0.33	$0.14	$1.21	$0.96
Adjusted earnings per share
Basic	$0.65	$0.50	$2.35	$2.14
Diluted	$0.65	$0.50	$2.34	$2.12

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$50,443	$39,620
Restricted cash	2,505	—
Accounts receivable, less allowance of $1,193 and $851, respectively	159,710	166,858
Inventory, net	118,479	112,535
Assets held for sale	—	69,699
Other current assets	42,726	54,363
Total current assets	373,863	443,075
Property and equipment, net	160,605	171,380
Goodwill	64,572	55,311
Other intangible assets, net	49,783	56,385
Operating lease right-of-use assets	11,587	—
Deferred income tax assets	57,650	64,024
Other non-current assets	9,326	12,872
Total assets	$727,386	$803,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$83,035	$93,113
Current lease liabilities	4,586	—
Current maturities of long-term debt	2,500	3,413
Liabilities held for sale	—	13,062
Other current liabilities	66,583	65,808
Total current liabilities	156,704	175,396
Long-term debt, less current maturities	78,124	136,477
Pension benefit obligation	8,057	7,211
Non-current lease liabilities	6,751	-
Deferred income tax liabilities	1,357	1,177
Other non-current liabilities	3,743	3,087
Total liabilities	254,736	323,348
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 32,674,354 and 33,856,629 issued and outstanding at December 31, 2019 and December 31, 2018, respectively	102,507	140,300
Paid-in capital	10,852	14,934
Accumulated other comprehensive loss	(42,441)	(39,500)
Accumulated earnings	401,732	363,965
Total shareholders’ equity	472,650	479,699
Total liabilities and shareholders’ equity	$727,386	$803,047

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2019	2018
Operating Activities:
Net income	$37,506	$41,899
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	44,246	50,638
Deferred income taxes	3,617	6,699
Stock based compensation	6,253	9,047
Defined benefit plan (income) expense	(570)	82
Provision of doubtful accounts	353	(1)
Loss on sale of property and equipment	462	2,602
Operating lease expense	6,173	—
Asset impairments and net loss on divestitures	22,793	11,476
Other	1,612	—
Changes in operating assets and liabilities:
Accounts receivable	6,801	3,024
Inventory	(3,859)	(7,689)
Other current assets	7,996	(4,428)
Accounts payable	(10,253)	12,380
Other current liabilities	(4,327)	(7,295)
Net cash provided by operating activities	118,803	118,434
Investing Activities:
Acquisition of business, net of cash acquired	(14,823)	(15)
Proceeds from the sale of property and equipment	219	799
Proceeds from divestitures of businesses, net	44,173	—
Purchases of property and equipment	(23,729)	(41,541)
Net cash provided by (used in) investing activities	5,840	(40,757)
Financing Activities:
Borrowing of debt	37,812	94,679
Repayments of debt	(96,999)	(99,460)
Cash paid for financing costs	(1,278)	—
Cash paid for the cancellation of restricted stock	(1,402)	(1,188)
Proceeds from the exercise of Common Stock options	16,557	14,777
Cash paid for the repurchase of Common Stock	(63,283)	(148,074)
Net cash used in financing activities	(108,593)	(139,266)
Foreign currency effect	(2,722)	(1,963)
Net increase (decrease) in cash, cash equivalents and restricted cash	13,328	(63,552)
Cash, cash equivalents and restricted cash at beginning of period	39,620	103,172
Cash, cash equivalents and restricted cash at end of period	$52,948	$39,620
Supplemental disclosure of cash flow information:
Cash paid for taxes	$11,008	$23,159
Cash paid for interest	$4,462	$5,027

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